Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION

ANNOUNCES THIRD QUARTER 2014 RESULTS

ClearSign demonstrated Duplex technology at 5MMBtu/h industrial scale in May; signed field test agreement in August;

Company now reports successful initial test results in a California oil field steam generator operating at 45MMBtu/h.

SEATTLE, WA – NOVEMBER 13, 2014 - ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, today announced its results for the quarter ended September 30, 2014. The Company incurred losses of $1,721,000 and $4,994,000 for the three months and nine months ended September 30, 2014, respectively, as compared to losses of $1,362,000 and $4,125,000 for the same periods in 2013.

Research and development costs totaled $673,000 and $1,836,000 for the three months and nine months ended September 30, 2014, respectively, as compared to $470,000 and $1,466,000 for the same periods in 2013, primarily reflecting increased personnel levels and research activities in 2014. General and administrative costs increased to $1,049,000 and $3,162,000 for the three months and nine months ended September 30, 2014, respectively, as compared to $911,000 and $2,685,000 for the same periods in 2013, primarily reflecting increased business development and marketing costs.

Working capital at September 30, 2014 totaled $2,477,000, including cash and cash equivalents of $3,277,000. Management expects these funds to be sufficient to fund activities at least through the first quarter of 2015.

"This quarter has, by all measures, been one of the most exciting and productive periods in the company’s history," said ClearSign CEO, Rick Rutkowski. "We have begun the commercial deployment of our technology and we are very pleased with the level of bid solicitation activity. We are generating bid proposals in response to the strong and growing pull we are already seeing from the market as awareness grows of our technology’s unique and important potential.

"We recently initiated testing on a large steam generating unit equipped with a Duplex™ tile on a production site in California. Today, we are pleased to announce that we have successfully transitioned the flame from the burner to the tile and are observing behavior consistent with what we have observed in our internal test furnaces. No new or unfamiliar issues were detected. At firing rates up to 45MMBtu/h (or 13 MW), we were able to achieve ultra-low NOx and CO emissions well into the single digit range with no flue gas recirculation (FGR). We achieved this result very quickly following the first firing of the system and encountered very few issues in optimizing the system to its current point. We expect to report emissions and other data in more detail in the weeks ahead but, as a result of this early success, we are more confident than ever that we can achieve the environmental and operating goals of customers across a broad segment of the combustion marketplace. There are further adjustments that we will make to the system that we anticipate may significantly improve these already excellent results.

ClearSign Combustion Corporation – Q3 2014 Results November 13, 2014 Page 2

"As we continue to increase the scale range at which we can verify consistent performance results, we gain additional confidence that the performance of the technology will be consistent across an increasingly broad range of system sizes and heater types and we increase the addressable market for our technology and products.

"Business development activity is high and steadily increasing as awareness of our technology’s unique feature set grows. In addition to our direct sales effort, opportunities are being referred to us by third parties, including both small and large combustion and process engineering firms. We are in the process of formalizing relationships with several of these firms who will continue to act as a sales and business development channel for us.

"We have submitted multiple proposals to install Duplex combustion systems for test and evaluation with a variety of process heater and steam generator types at industrial sites ranging from small and mid-sized boiler rooms and process plants to very large refineries, and we expect to begin these installations during this quarter and next.

"We expect to demonstrate to these customers and to the market more broadly a range of powerful performance features that can lead directly to increased profitability and in many cases increases in plant capacity, reliability and availability that may imply significant improvements to operating economics.

"Individual combustion systems among the proposals range in size from 2 - 3MMBtu/h up to more than 100MMBtu/h, and cover a broad range of process heater and steam generator types.

"We expect that we may begin to generate revenue from these test and evaluation installations beginning as early as the first quarter of 2015 and, if the current trend in proposal activity continues, we would anticipate that both proposal activity and bookings will grow sequentially throughout 2015 and 2016.

"Because it is early in the revenue cycle and because installation schedules are driven by both scheduled and unscheduled maintenance windows at the target sites, we do anticipate that revenue recognition may be somewhat lumpy for at least several quarters, but that given the very large size of the addressable market globally and the powerful advantages of our technology, we anticipate that the overall trend toward sustained growth and profitability may be very positive with growth accelerating through 2016 and beyond.

"Many of the key advantages of our Duplex technology relate to superior performance and operating economics compared to existing NOx control technology and will be demonstrated over time through a variety of different scenarios. In some cases, benefits may be derived through increased fuel efficiency. In others, it may be derived through increased system capacity or equipment lifetimes and reduced maintenance or some combination of these factors. We believe that as we validate, demonstrate and document the unprecedented ability of our technology to couple next-generation ultra-low emissions performance with improved operating and economic performance, that we may see further increases in customer demand.

ClearSign Combustion Corporation – Q3 2014 Results November 13, 2014 Page 3

“In addition to our achievement in the field, we have recently demonstrated results in our facilities that have significant implications for increased energy efficiency and reductions in CO2 emissions as well as proprietary ignition techniques that will further simplify the design and implementation of Duplex tile systems. We anticipate reporting on these developments in the weeks ahead.

"We are also pleased to announce today that The North Dakota Industrial Commission, SaskPower and the National Rural Electric Cooperative Association (NRECA) have joined Plum Creek Timber Co. (NYSE:PCL), Covanta (NYSE:CVA) and Great River Energy on the company's Solid Fuel Working Group,” Rutkowski continued. This group of key industry stakeholders have a shared interest in the clean, efficient use of solid fuels and in the potential for ClearSign's technology. The group was formed to help guide and support product development efforts and to help accelerate the commercialization of the company’s Electrodynamic Combustion Control™ (ECC™) technology, and member companies have already provided great insight into key challenges and opportunities. We anticipate reporting the successful results of this effort through the coming quarter and the next.

"This quarter, we were honored to have won the "New Technology Development of the Year Award" at the at the 2014 West Coast Oil & Gas Awards, an industry initiative to recognize forward-thinking organizations across the oil and gas industry. ClearSign won the award for advancements in the emissions control space with its Duplex Tile technology. Additionally, the Company has been selected from over 250 nominations as a finalist in the prestigious Platts Global Energy Awards, an annual program recognizing exemplary leadership in the energy industry, often known as the "Oscars of the Energy Industry." Winners will be announced at a black tie gala in New York City on December 11th, 2014.

"In August, a major milestone was achieved when the company entered into a Field Test Agreeement with Aera Energy LLC to demonstrate its Duplex technology in oil fields located in Kern County in central California. The agreement also specifies pricing and delivery conditions that would apply if Aera purchases an agreed upon number of systems if ordered and installed within a specified period of time following successful completion of the demonstration and tests.

"As of today, ClearSign has over 160 patents pending. We are happy to report that two applications were recently granted and we have received a Notice of Allowance for a third patent application. We are continuing to aggressively file new patent applications to protect our technology."

ClearSign Combustion Corporation – Q3 2014 Results November 13, 2014 Page 4

A conference call discussing the release of the Company's results for the third quarter ended September 30, 2014 will be held today, November 13, 2014, at 4:30 PM Eastern Time. To listen to the conference call, you should dial 1-866-372-4563 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Click here or visit ClearSign's Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10056046. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Duplex™ Burner Architecture and Electrodynamic Combustion Control™ (ECC™) platform technologies improve control of flame shape and heat transfer and optimize the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

Media Contact:

Kimberly Setliff,

Antenna Group for ClearSign

(415) 977-1942

clearsign@antennagroup.com

Investor Relations:

(206) 538-2732

investors@clearsign.com

ClearSign Combustion Corporation – Q3 2014 Results November 13, 2014 Page 5

ClearSign Combustion Corporation
Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Co-development revenue	$-	$50,000	$-	$50,000
Cost of co-development revenue	-	34,000	-	34,000

Gross profit	-	16,000	-	16,000

Operating expenses:
Research and development	673,000	470,000	1,836,000	1,466,000
General and administrative	1,049,000	911,000	3,162,000	2,685,000

Total operating expenses	1,722,000	1,381,000	4,998,000	4,151,000

Loss from operations	(1,722,000)	(1,365,000)	(4,998,000)	(4,135,000)
Interest income	1,000	3,000	4,000	10,000

Net Loss	$(1,721,000)	$(1,362,000)	$(4,994,000)	$(4,125,000)

Net Loss per share	$(0.18)	$(0.15)	$(0.53)	$(0.47)

Weighted average number of shares outstanding	9,657,092	8,801,402	9,451,929	8,790,801

ClearSign Combustion Corporation

Balance Sheets

	September 30,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$3,277,000	$2,688,000
Prepaid expenses	149,000	118,000
Total current assets	3,426,000	2,806,000

Fixed assets, net	323,000	427,000
Patents and other intangible assets	2,272,000	1,459,000
Other assets	10,000	10,000

Total Assets	$6,031,000	$4,702,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$322,000	$297,000
Accrued compensation and taxes	627,000	586,000
Total current liabilities	949,000	883,000
Deferred rent	36,000	31,000
Total liabilities	985,000	914,000

Stockholders' Equity:
Common stock, 9,667,731 and 8,810,674 shares
issued and outstanding at September 30, 2014 and
and December 31, 2013, respectively	1,000	1,000
Additional paid-in capital	24,003,000	17,751,000
Accumulated deficit	(18,958,000)	(13,964,000)
Total stockholders' equity	5,046,000	3,788,000

Total Liabilities and Stockholders' Equity	$6,031,000	$4,702,000